                                                                      EXHIBIT 12

                       RATIO OF EARNINGS TO FIXED CHARGES

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                                       YEARS ENDED DECEMBER 31,                  SIX MONTHS ENDED JUNE 30,
                              ------------------------------------------    -----------------------------------
                                                    ACTUAL     PRO FORMA                  ACTUAL      PRO FORMA
                               1993       1994       1995        1995         1995         1996         1996
                              -------    -------    -------    ---------    ---------    ---------    ---------
COMPUTATION OF EARNINGS:
Registrant's total earnings
  (loss) before fixed
  charge additions.........   $(4,336)   $ 3,188    $(9,635)   $ (12,443)    $ (3,789)    $ (2,069)    $(3,516)
                              -------    -------    -------     --------      -------      -------     -------
COMPUTATION OF FIXED
  CHARGES:
Interest...................     6,676      8,437     16,518       19,326        7,948        9,839      11,286
                              -------    -------    -------     --------      -------      -------     -------
Total earnings (loss) and
  fixed charges............   $ 2,340    $11,625    $ 6,883    $   6,883     $  4,159     $  7,770     $ 7,770
                              =======    =======    =======     ========      =======      =======     =======
Ratio of earnings to fixed
  charges..................     N/A         1.38      N/A         N/A          N/A          N/A         N/A
                              =======    =======    =======     ========      =======      =======     =======
Deficiency of Earnings to
  fixed charges............   $(4,336)     N/A      $(9,635)   $ (12,443)    $ (3,789)    $ (2,069)    $(3,516)
                              =======    =======    =======     ========      =======      =======     =======
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